ORION ENGINEERED CARBONS S.A.
FORM OF Performance Share Unit Award
Notice of Grant

PARTICIPANT NAME:
PARTICIPANT ID:
GRANT DATE:
NUMBER OF UNITS:

We are pleased to inform you that, pursuant to the Orion Engineered Carbons S.A. 2014 Omnibus Incentive Compensation Plan, the Compensation Committee of the Board of Directors of Orion Engineered Carbons S.A. has made an award of Performance Share Units to you, subject to the terms and conditions set forth in the attached Award Agreement.
* * *

ORION ENGINEERED CARBONS S.A.
Performance Share Unit Award Agreement
This Performance Share Unit Award Agreement (this “Agreement”) is entered into by and between Orion Engineered Carbons S.A. (the “Company”) and you (the “Participant”) pursuant and subject to the Orion Engineered Carbons S.A. 2014 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Omnibus Plan”). All capitalized terms not defined in this Agreement shall have the meaning stated in the Omnibus Plan. If there is any inconsistency or conflict between the terms of this Agreement and the terms of the Omnibus Plan, the terms of the Omnibus Plan shall control and govern unless this Agreement expressly states that an exception to the Omnibus Plan is being made.
1.Grant of Performance Share Units. The Company hereby grants to the Participant the number of performance share units (the “Units”) set forth in the Notice of Grant (such number of Units, the “Target Units”). Each Unit constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) as provided herein.
2.Performance Conditions.
(a)The Units shall be earned based on performance achieved over a three-year period beginning on [_____] and ending on [______] (the “Performance Period”). The number of Units earned, if any, is subject to increase or decrease based on the Company’s actual performance against the Company performance goals set forth in Schedule A to this Agreement and may range from 0% to 200% of the Target Units.
(b)Following the end of the Performance Period and no later than seventy-five (75) days thereafter, the Committee will determine the number of Target Units that have been earned (the “Earned Units”) in accordance with Schedule A. For the avoidance of doubt, the number of Earned Units may be zero. The date the Committee determines the number of Earned Units is the “Determination Date.” Determinations of whether the performance goals have been achieved, the number of Units earned by the Participant, and all other matters related to this Section 2 shall be made by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion.
3.Vesting; Settlement. The Units are subject to forfeiture until they vest. Except as otherwise provided herein, the Units will vest as to the service-based conditions and become non-forfeitable subject to continued employment through last day of the Performance Period (the “Scheduled Vesting Date”), and subject to the Committee’s certification of the achievement of the performance goals in Schedule A in accordance with Section 2. Each Earned Unit shall be settled by

June 25, 2109

delivery of a Share (or, at the Company’s election, an amount of cash equal to the Fair Market Value of one Share) as soon as administratively feasible after the Determination Date and in no event later than seventy-five (75) days following the Scheduled Vesting Date (the date the Shares (or cash) are so settled, the “Delivery Date”).
4.Termination of Employment.
(a)General. Except as otherwise provided in this Section 4, if the Participant’s employment with the Company is terminated for any reason prior to the Scheduled Vesting Date, all Units shall immediately be forfeited.
(b)Death; Disability; Involuntary Termination. If any one of the following events occurs on or prior to the Scheduled Vesting Date: (1) the Participant’s death, (2) the Participant’s termination due to Disability, (3) termination by the Company without Cause, or (4) a resignation by the Participant with Good Reason, then the Earned Units (if any) shall equal the number of Units the Participant would have vested in if the Participant remained employed through the Scheduled Vesting Date, as determined on the Determination Date, pro-rated by multiplying that number of Units by a fraction, the numerator of which is the number of full or partial months elapsed since the first date of the Performance Period to the date of termination and the denominator of which is 36. Following the Determination Date, the pro-rated Earned Units shall be settled in accordance with Section 3.
(c)Retirement. If the Participant’s employment terminates due to Retirement or Early Retirement prior to the Scheduled Vesting Date and if the Participant has worked at least one year since the beginning of the Performance Period, then the Earned Units (if any) shall equal the number of Units the Participant would have vested in if the Participant remained employed through the Scheduled Vesting Date, pro-rated by multiplying that number of Units by a fraction, the numerator of which is the number of full or partial months elapsed since the first day of the Performance Period to the date of termination and the denominator of which is 36. Following the Determination Date, the Earned Units shall be settled in accordance with Section 3. If the Participant has worked less than one year since the beginning of the Performance Period and employment terminates due to Retirement or Early Retirement within that first year, all Units hereunder forfeit entirely.
(d)Release; Restrictive Covenants. In the case of the Participant’s termination by the Company without Cause, resignation with Good Reason, Early Retirement or Retirement, the Company will require the Participant to execute an agreement providing for a general release of claims in favor of the Company and, to the extent permitted by applicable local laws, restrictive covenants requiring confidentiality of information following the termination and non-competition with the Company and non-solicitation of Company employees for twelve months following the termination (the “Release”) as a condition to receiving delivery of any Shares (or cash) under this Agreement, and the Release must be executed by the Participant and become irrevocable within thirty (30) days following the termination date, or such longer period as may be required by law or as needed per local norms outsides of the United States; provided that if the Release is executed after such time, the Earned Units will be forfeited.
5.   Change in Control.
i.Performance Determination. Unless otherwise determined by the Committee, in the event of a Change in Control prior to the end of the Performance Period, the Committee shall, in its sole discretion, adjust the performance goals set forth in Schedule A to account for a shortened performance period through the date of the Change in Control and determine the Earned Units based on actual performance against such adjusted goals through the date of the Change in Control (such Units, the “CIC Earned Units”).
ii.Vesting. Unless otherwise determined by the Committee, any CIC Earned Units shall vest and become non-forfeitable on the earlier of the Scheduled Vesting Date and the one-year anniversary of the Change in Control. All CIC Earned Units shall be forfeited if the Participant’s employment with the Company (or successor thereto) is terminated for any reason prior to the one-year anniversary of the Change in Control other than a termination by reason of one of the following events: (1) the Participant’s death, (2) the Participant’s termination due to Disability, (3) a termination by the Company (or successor thereto) without Cause or (4) a resignation by the Participant with Good Reason, in which case the Participant will immediately vest in the CIC Earned Units. Each CIC Earned Unit shall be settled by delivery of a Share (or, at the Company’s election, an amount of cash equal to the Fair Market Value of one Share) as soon as administratively feasible after vesting and in no event later than seventy-five (75) days following vesting date.
iii.Change in Control After Performance Period. In the event of a Change in Control after the end of the Performance Period but prior to the Delivery Date, the Earned Units shall be determined and settled in accordance with Section 2 and Section 3 of this Agreement.
(e)Dividends. The Participant shall not be entitled to receipt of any dividends or other distributions paid on Shares prior to the Scheduled Vesting Date and delivery of Shares in settlement of any Earned Units.
(f)Adjustments. If any change is made to the outstanding Shares or the capital structure of the Company, the Units will be adjusted as contemplated by Section 1.6.3 of the Omnibus Plan.
(g)Withholding for Taxes. The delivery of Shares (or cash) under this Plan is conditioned on the Participant’s satisfaction of any applicable taxes in accordance with Section 3.2 of the Omnibus Plan.
(h)Clawback/Recapture Policy. The Units shall be forfeited, and following the delivery of Shares (or cash), the Company shall be entitled to receive, and the

Participant shall be obligated to repay the Company immediately upon demand therefor, the Fair Market Value of the Shares (determined as of the Delivery Date) and the amount of cash (to the extent that any cash was delivered in lieu of Shares) delivered, net of any taxes withheld on the original payment to the Participant if, as determined by the Committee in its discretion:
i.A material downward restatement of the Company’s historical Total Shareholder Return (defined in accordance with Schedule A) occurs with respect to the Performance Period;
ii.The Participant violates any confidentiality, non-competition or non-solicitation obligations, including but not limited to those set forth in any Release; or
iii.The Participant’s employment is terminated due to Cause that existed during the Performance Period.
5.Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the Shares underlying the Units granted under this Award unless and until the Units vest and are settled by the issuance of such Shares.
6.Employment. Neither the granting of the Units nor any term or provision of the Notice of Grant or this Agreement shall confer, constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its subsidiaries to guarantee the Participant’s continued employment with the Company.
7.Disposition or Pledge of Units.
(a)The Participant may not dispose (including pledge and otherwise encumber) of the Units, unless the Participant makes request to do so in writing and the Committee consents to same in writing. The same applies to any transactions which, from an economic perspective, are similar to a disposition of the Units.
(b)The Committee's consent to a disposal by a Participant to a legal entity controlled and solely represented by such Participant or to a member of his/her family shall not unreasonably be withheld.
13. Compliance with Securities Laws. The Company will not be required to deliver any Shares pursuant to this Agreement, if, in the discretion of the Committee (or its delegate), such issuance would violate any applicable securities laws or stock exchange and other regulatory requirements. Prior to the issuance of any Shares pursuant to this Agreement, the Company may require that the Participant (or the Participant’s legal representative upon the Participants’ death or Disability, as applicable) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable laws or with this Agreement.

14. Amendment. This Agreement may be amended by the Committee at any time, provided that, except as otherwise provided in the Omnibus Plan, no such amendment, without the written consent of the Participant, shall materially adversely impair the rights of the Participant granted hereunder.
15.Miscellaneous.
i.Compliance with Section 409A. The Units are intended to be exempt from or comply with Section 409A, and this Agreement shall be interpreted, administered and construed to give effect to such intent. It is the intention of the Company and the Participant that this Agreement not result in unfavorable tax consequences to the Participant under Section 409A, and shall be interpreted and administered to give effect to that intent. Accordingly, the Participant consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, the Participant a copy of such amendment. Any such amendment shall be made in a manner that preserves to the maximum extent possible the intended benefits to the Participant. This Section 15.a does not create an obligation on the part of Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A. If any payment or delivery to be made under this Agreement would be subject to the limitations in Section 409A(a)(2)(B) of the Code, the payment or delivery will be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A. Each payment or delivery under this Agreement will be treated as a separate payment or delivery for purposes of Section 409A.
(c)Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.
(d)Entire Agreement. This Agreement, the Notice of Grant, Schedule A, which is attached hereto and shall be deemed to be a part of this Agreement, the Omnibus Plan, and any and all other attachments hereto, contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede any prior arrangements or understandings with respect thereto, written or oral. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement, including the Omnibus Plan and any and all attachments hereto.
(e)Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Units may be transferred by will or the laws of descent and distribution.

(f)Repatriation. If the Participant is resident or employed outside of the United States, the Participant agrees as a condition of the grant of the Units to repatriate all payments attributable to the Shares and/or cash acquired under the Omnibus Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the Shares acquired pursuant to the Units) if required by and in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its subsidiaries, as may be required to allow the Company and its subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
(g)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.
(h)CONSENT TO JURISDICTION. BY ACCEPTING THIS AWARD, THE PARTICIPANT EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN NEW YORK, NEW YORK, U.S.A. IN RESPECT OF ANY MATTER HEREUNDER. This includes any action or proceeding to compel arbitration or to enforce an arbitration award.
(i)No Right to Future Grants.  The grant of the Units is voluntary and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past.  All decisions with respect to future grants, if any, will be at the sole discretion of the Committee. Notwithstanding any other agreement with the Participant, the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Shares is unknown and cannot be predicted with certainty. No claim or entitlement to compensation or damages arises from forfeiture or termination of the Units or diminution in value of the Units or the underlying Shares and the Participant irrevocably releases the Committee, the Company and/or its subsidiaries (and their respective directors and officers) from any such claim that may arise.  The Omnibus Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Omnibus Plan.  The Participant’s participation in the Omnibus Plan is voluntary. Any amendment, modification, or termination of the Omnibus Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company and/or its subsidiaries.

(j)Employee Data Privacy.  The Participant hereby explicitly consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Omnibus Plan. The Participant understands that the Company holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Units or any other entitlement, for the purpose of implementing, administering, and managing the Omnibus Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting the Company in the implementation, administration, and management of the Omnibus Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local Human Resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Omnibus Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Omnibus Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local Human Resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Omnibus Plan (and may result in the forfeiture of unvested Units). For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local Human Resources representative.
16.Addendum to Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Units shall be subject to such special terms and conditions for the Participant’s country of residence (and country of employment, if different), as are set forth in the addendum to this Agreement (the “Addendum”), if any. Further, if the Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Units to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Units and the Omnibus Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, the Addendum shall constitute part of this Agreement.
17.Severability. The invalidity or unenforceability of any provision of the Omnibus Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Omnibus Plan or this Agreement.
18.Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the Units awarded under this Agreement or the Omnibus Plan by electronic means or request the Participant’s consent to participate in the administration of this Agreement and the Omnibus Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Omnibus Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
19.Acceptance. The Participant hereby acknowledges receipt of a copy of the Omnibus Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Units subject to all of the terms and conditions of the Omnibus Plan and this Agreement. The Participant acknowledges that there may be tax consequences upon the vesting or settlement of the Units or disposition of the underlying Shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
IN WITNESS WHEREOF, this Agreement has been executed by the Company and accepted by the Participant, effective as of the date first above written.

ORION ENGINEERED CARBONS S.A.

Name:
Title:

Attachments:  Definitions Annex

DEFINITIONS ANNEX

“Cause” means, unless otherwise defined in an employment agreement between the Participant and the Company, the Participant’s (i) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or any other crime involving moral turpitude, (b) on a felony charge or (c) on an equivalent charge to those in clauses (a) and (b) in jurisdictions which do not use those designations; (ii) engagement in any conduct which constitutes an employment disqualification under applicable local laws, bylaws, statutes, regulations, codes of practice or applicable guidance issued by a governmental department or regulatory authority applicable to the country of such Participant’s primary work location; (iii) continued material failure to perform his or her duties after notice from the Company; (iv) engagement in illegal conduct or in gross misconduct, in either case, that causes financial or reputational harm to the Company, (v) material violation of the Company’s codes of conduct or any other Company policy as in effect from time to time or (vi) breach of any of the material terms of the Omnibus Plan, this Agreement or any other agreement between the Participant and the Company or any of its affiliates. The determination as to whether Cause has occurred will be made by the Committee in its sole discretion. The Committee will also have the authority in its sole discretion to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting Cause.
“Disability” means that the Participant is determined to have a medically determinable physical or mental impairment which renders the Participant unable to perform employment duties and which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.
“Early Retirement” means the Participant’s resignation of employment (while in good standing with the Company) on or after age fifty-five (55) years and having at least five (5) consecutive years of active employment service with the Company.
“Good Reason” means, unless otherwise defined in an employment agreement between the Participant and the Company, without the Participant’s consent, (i) a material diminution in the Participant’s annual base salary, (ii) a material diminution in the Participant’s position, duties and authority, or (iii) the Company moves the Participant’s work location by more than 100 miles. Notwithstanding the foregoing, an event will not constitute Good Reason unless (a) the Participant gives a notice of termination within 90 days after the Participant becomes aware that an event constituting Good Reason has occurred describing in reasonable detail the event constituting Good Reason, and (b) the Company is given 30 days after the Company receives notice from the Participant of the event purporting to constitute Good Reason to cure such event. In addition, the Participant’s termination of employment must occur no later than 30 days after the Company’s failure to cure the Good Reason event provided in the notice.
“Normal Retirement Age” means, unless otherwise determined by the Committee, the applicable statutory retirement age in the country of the Participant’s primary work location or, if no such statutory retirement age exists, age sixty-five (65).
“Retirement” means the Participant’s resignation of employment (while in good standing with the Company) on or after Normal Retirement Age or such earlier date as determined by the Committee in its discretion.

ORION ENGINEERED CARBONS S.A.
ADDENDUM TO PERFORMANCE SHARE UNIT AWARD AGREEMENT

The Units are subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Section Error! Reference source not found.5 of the Agreement, to the extent the Participant relocates residence and/or employment to another country, the additional terms and conditions as set forth in the addendum for such country (if any) shall also apply to the Units to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Units and the Plan (or the Company may establish additional special terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).